Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Burger King Worldwide, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Burger King Worldwide, Inc. of our report dated February 22, 2013, with respect to the consolidated balance sheets of Burger King Worldwide, Inc. and subsidiaries as of December 31, 2012 and 2011 (Successor Entity), and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012 (Successor Entity), the period from October 19, 2010 to December 31, 2010 (Successor Entity), the period from July 1, 2010 to October 18, 2010 (Predecessor Entity) and for the year ended June 30, 2010 (Predecessor Entity), incorporated by reference herein.

/s/ KPMG LLP

Miami, Florida

June 21, 2013

Certified Public Accountants